Exhibit 3.1

EATON VANCE CORP.

ARTICLES OF AMENDMENT

EATON VANCE CORP., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to add a new Section (10) to Article NINTH of the Charter as follows:

(10) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

SECOND: The foregoing amendment does not increase the authorized stock of the Corporation.

THIRD: (a) The board of directors on October 7, 2020 duly adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter as proposed was advisable and directing that such amendment be submitted for action thereon by the stockholders of the Corporation entitled to vote thereon.

(b) All of the stockholders of the Corporation entitled to vote thereon by unanimous written consent dated October 7, 2020, duly approved the foregoing amendment to the Charter of the Corporation.

(c) The foregoing amendment to the Charter of the Corporation was advised by the board of directors and approved by the stockholders of the Corporation.

FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

FIFTH: The undersigned acknowledges in the name and on behalf of the Corporation these Articles of Amendment to be the corporate act of the Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

[Signatures appear on following page.]

IN WITNESS WHEREOF, EATON VANCE CORP. has caused these presents to be signed in its name and on its behalf by its Chairman, Chief Executive Officer and President and witnessed by its Vice President, Secretary and Chief Legal Officer on October 7, 2020.

WITNESS:		EATON VANCE CORP.

By:	/s/ Frederick S. Marius	By:	/s/ Thomas E. Faust, Jr.
Frederick S. Marius, Vice President, Secretary and Chief Legal Officer		Thomas E. Faust Jr., Chairman, Chief Executive Officer and President

[Signature page to Articles of Amendment]